UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 26, 2009

People’s United Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33326	20-8447891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Main Street, Bridgeport, CT	06604
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (203) 338-7171

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) By agreement dated January 26, 2009, People’s United Bank and William T. Kosturko have mutually agreed that Mr. Kosturko’s employment will end February 2, 2009. Mr. Kosturko, who served for many years as Executive Vice President and General Counsel to the Bank, has been on leave of absence from his position since early 2008.

(e) The Bank has agreed to make a severance payment to Mr. Kosturko in the amount of $1.88 million in connection with the termination of his employment. Mr. Kosturko will also be entitled to receive 12 months of outplacement services at the Bank’s expense. In exchange, Mr. Kosturko will deliver a general release of claims to the Bank, will refrain for a period of one year from inducing or encouraging any employee of the Bank to terminate his or her relationship with the Bank, and will cooperate with reasonable requests from the Bank with respect to matters relating to his duties as an executive officer of the Bank. Mr. Kosturko will also be entitled to receive all accrued benefits payable to him pursuant to the terms of various Bank-sponsored benefit plans in which he was eligible to participate, in accordance with the terms of such plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

People’s United Financial, Inc.
(Registrant)

Date: February 2, 2009	By:	/s/ Eric J. Appellof
(Signature)
	Name:	Eric J. Appellof
	Title:	Vice President and Assistant Secretary